BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
1830 Route 130
Burlington, NJ 08016
(609) 387-7800

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
FIRST QUARTER SALES AND NET LOSS

Burlington, NJ - October 6, 2005 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its sales and net loss for the first quarter ended August 27, 2005.

Net sales from continuing operations for the three months ended August 27, 2005 were $650.8 million compared with sales of $574.2 million during the corresponding period of last year. Comparative store sales for the quarter increased 8.9%. Total sales for the comparative quarter increased 13.4%.

Net loss for the three months ended August 27, 2005 was $15.9 million or $0.36 per share compared with a net loss in the comparative three-month period ended August 28, 2004 of $18.7 million or $0.42 per share. Net loss for the three months ended August 28, 2004 included a net loss from discontinued operations of $1.3 million or $0.03 per share. Historically, the Company's operations have been unprofitable during the first fiscal quarter.

During the first quarter of fiscal 2006, the Company relocated three Burlington Coat Factory stores to new locations within their existing trading markets. As of the end of the fiscal quarter, the Company had three hundred and sixty two stores in operation in 42 states.

In addition, the Company reported today that it intends to prepay in full its senior notes in the original principal amount of $100.0 million. Under the terms of the notes, the Company is required to give at least thirty days prior written notice to the noteholders in order to voluntarily prepay the notes. As the Company gave this notice on October 3, 2005, the payoff date of the notes is November 2, 2005. The terms of the senior notes also provide for a prepayment premium that is based on the yields reported as of the second business day prior to the payoff date for actively traded U.S. treasury notes with maturities corresponding to the remaining average life of the senior notes (3.1 years and 5.1 years). Under the current interest rate environment, the Company would not incur a prepayment penalty. However, if the U.S. treasury rate decreases prior to the payoff date, the Company may incur a prepayment penalty. Based on historical treasury rates and current trends, the Company does not expect that a prepayment penalty, if any, would have a material effect on the Company's consolidated financial position, results of operations and cash flows. The Company expects to use existing unrestricted cash generated from operating activities, as well as cash from the sale of short-term investments, to pay off the senior notes. The Company does not anticipate borrowing any amounts in order to pay off the senior notes. The Company expects that the prepayment of the senior notes will result in a charge to earnings of approximately $0.5 million in deferred debt charges during the second quarter of fiscal 2006.

The Company will be holding a conference call regarding the first quarter results at 10:30 AM Eastern time on Friday, October 7, 2005. To listen to the call, visit the Company's site at www.burlingtoncoatfactory.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; fluctuations in the U.S. treasury rate; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.